Exhibit 10.54

July 8, 2014

Thomas C. Shields

7449 Martinique Terrace

Naples, Florida 34113

   Re: Severance and Termination Agreement

Dear Tom:

This letter agreement sets forth the terms and conditions of your separation from employment with Lighting Science Group Corporation (the "Company") effective as of August 8, 2014 (the "Separation Date”).

1.      Termination of Employment. Your employment with the Company and each of its subsidiaries and affiliates, including any directorships or similar positions, will terminate as of the Separation Date. From the date of this letter through the Separation Date, you will continue to be employed by the Company as a financial expert but will no longer serve as its Chief Financial Officer. You do not claim nor shall you claim any further right to employment by the Company, its subsidiaries or affiliates following the Separation Date.

2.      Severance Payments.      If you sign and do not revoke this letter agreement, the Company shall pay the equivalent of your salary through July 31, 2015 (the “Severance Period”) in the aggregate gross amount of $320,000, less social security, federal income tax and other normal withholdings and deductions, in accordance with the Company’s normal payroll schedule and practices.

3.      Cooperation. You agree to reasonably cooperate with the Company for the 12-month period following the Separation Date, including without limitation, cooperation with terminating any directorships or similar positions which you may hold with Company subsidiaries.

4.     Bonus. You will also receive a bonus payment in the gross amount of One Hundred Thousand Dollars ($100,000), less social security, income tax and other normal withholdings. The bonus shall be paid to you no later than August 31, 2014.

5.     Accrued Vacation. The Company will pay to you, not later than August 15, 2014, the value of the 240 hours of unused vacation accrued by You, as of the Separation Date.

6.      Health Insurance. If you or any of your eligible dependents elect continued coverage under the Company’s medical, dental or vision plans pursuant to COBRA or any comparable law, you will receive for each month during such coverage (but in no event for more than 12 months following the Separation Date), an amount calculated so that the net amount after tax withholding is equal to the difference between the full COBRA premium for such coverage and the premium paid by active Company employees, as of the Separation Date, for the same coverage.

7.     Stock Options.      Of the 3,513,199 employee stock options issued to you by the Company, 1,756,599 shall be exercisable following the Separation Date, until the respective dates set forth in the following table, and the balance of 1,756,600 are terminated and cancelled as of the Separation Date. Once the “Last Date to Exercise” has passed, all unexercised options shall automatically be terminated and cancelled in their entirety.

Grant Date	Type	Ex. Price per Share	No. of Shares	No. Exercisable following Separation Date	Last Date to Exercise
Aug 23, 2012	Non-Qual	$1.34	2,564,371	1,282,185	August 8, 2015
Aug 23, 2012	ISO	$1.34	373,828	186,914	November 6, 2014
Aug 7, 2013	ISO	$0.50	143,756	4	November 6, 2014
Aug 7, 2013	Non-Qual	$0.50	431,244	287,496	August 8, 2015

8.      Expenses. The Company will reimburse you for any reasonable pre-approved business expenses incurred by you prior to the Separation Date in accordance with Company policy and the submission by you to the Company of appropriate documentation. You are not authorized to incur any business expenses after the Separation Date.

9.     No Further Amounts Owed. By accepting the benefits provided for herein, including but not limited to the severance payment provided for in Section 2 above, you acknowledge and agree that the Company does not owe you any other or further amounts whatsoever, except as expressly set forth in this letter agreement.

10.      Release of Claims. You, on behalf of yourself and your family, agents, representatives, heirs, executors, trustees, administrators, successors and assigns (the "Releasors"), hereby irrevocably and unconditionally release, settle, cancel, acquit, discharge and acknowledge to be fully satisfied, and covenant not to sue the Company and each of its subsidiaries, affiliates, successors and assigns, and each of their respective predecessors, stockholders, partners, members, directors, managers, officers, employees, agents or other representatives, and employee benefit plans of the Company (including current and former trustees and administrators of these plans) (collectively, the "Releasees") from any and all claims, contractual or otherwise, demands, costs, rights, causes of action, charges, debts, liens, promises, obligations, complaints, losses, damages and all liability of whatever kind and nature, whether known or unknown, and hereby waive any and all rights that he, she or it may have from the beginning of time up to and including the time of signing this letter agreement, or that otherwise may exist or may arise in respect of work performed before your employment, your employment or separation from employment with the Company, or is in any way connected with or related to any applicable compensatory or benefit plan, program, policy or arrangement, including, but not limited to, any claims arising under any federal, state, or local laws, including Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Equal Pay Act, the Americans with Disabilities Act of 1990, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Workers Adjustment and Retraining Notification Act, the Florida Civil Rights Act, the Florida Whistle-Blower’s Act, Florida Statute Section 440.205 of the Worker’s Compensation Act (“Coercion of Employees”), or any tort, contract, or alleged violation of any other legal obligation and any and all other federal, state or local laws, regulations, ordinances or public policies and any common law or equity claims, or claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of its affiliates and yourself, now or hereafter recognized, including claims for wrongful discharge, slander and defamation, as well as all claims for attorney’s fees and costs. Anything to the contrary notwithstanding in this letter agreement, nothing herein shall release any Releasee from any claims and/or damages based on (a) any right or claim that arises after the date you execute this letter agreement pertaining to a matter that arises after such date, (b) any right you may have to pension benefits, unemployment compensation benefits, health care or similar benefits pursuant to applicable law, (c) any right you may have to enforce this letter agreement or (d) any right you may have to be indemnified by the Company to the extent such indemnification is permitted by applicable law or the by-laws of the Company.

By signing this letter agreement and accepting the benefits provided, you agree that, except for any claims expressly excluded from this release, you will not hereafter pursue any claims for individual relief or any monetary damages or monetary relief of any kind (whether brought by you, an administrative agency, or any other person on your behalf or which includes you in any class) against the Company or any other Releasee by means of a lawsuit, complaint, charge or otherwise, in any state or federal court or before any state or federal agency, including, by way of example and not limitation, the Equal Employment Opportunity Commission, the Department of Labor or any state Human Rights Agencies, for or on account of anything, whether known or unknown, foreseen or unforeseen, which has occurred up to the effective date of this letter agreement.

The Company waives and releases you from any claims it may have against you other than for fraud or criminal misconduct.

11..      Restrictive Covenants.

a. Confidentiality. You agree and acknowledge that, you will not (i) retain or use for the benefit, purposes or account of you or any other person, organization or entity; or (ii) disclose, divulge, reveal, communicate, share, transfer or provide access to any person, organization or entity other than the Company, any non-public, proprietary or confidential information -- including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, employees, consultants, vendors, suppliers, compensation, benefits, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals-- concerning the past, current or plannedbusiness, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis ("Confidential Information") without the prior written authorization of the Company. Confidential Information shall not include any information that is (A) generally known to the industry or the public other than as a result of your breach of this covenant or any breach of other confidentiality obligations by third parties; (B) made legitimately available to you by a third party without breach of any confidentiality obligation; or (C) required by law to be disclosed; provided that you shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

b. Use of Confidential Information, Intellectual Property. You agree and acknowledge that you shall (i) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (ii) immediately return to the Company all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in your possession or control (including any of the foregoing stored or located in your office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that you may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (iii) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which you are or become aware.

c. Non-Competition. You agree that You will not, during the Severance Period, directly or indirectly, own any interest in, establish, manage, control, participate in (whether as an officer, director, manager, employee, partner, equity holder, member, agent, representative or otherwise), consult with, or render services for any "Competing Business" (as defined below) anywhere in the "Restricted Area" (as defined below). "Competing Business" means any person, business or entity engaged in the research, development, manufacture, or sale of LED lighting devices, including but not limited to, LED lighting components, LED retrofit lamps, LED luminaires, LED fixtures and/or LED lighting systems, and any other business engaged in by the Company as conducted as of the Separation Date. Nothing herein shall prohibit You from investing in stocks, bonds, or other securities in any business if: such stocks, bonds, or other securities are listed on any United States securities exchange or are publicly traded in an over the counter market, and such investment does not exceed, in the case of any capital stock of any one issuer, two percent (2%) of the issued and outstanding capital stock, or in the case of bonds or other securities, two percent (2%) of the aggregate principal amount thereof issued and outstanding, or such investment is passive and no control over the management or policies of such business is exercised. For purposes hereof, "Restricted Area" refers to the United States, Canada, Central America, South America, Western Europe and Eastern Europe. You acknowledge that this Restricted-Area scope is reasonable and appropriate under the circumstances.

d. Non-Disparagement. Each of the parties agree that it shall neither, directly nor indirectly, engage in any conduct or make any statement disparaging or criticizing the other party or, in the case of the Company, any of its subsidiaries or affiliates, or any of its personnel nor, directly or indirectly, engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill or reputation of the other party, in each case except to the extent required by law, and then only after consultation with the Company to the extent possible, or to enforce the terms of this letter agreement. Additionally, in response to any inquiry about your employment from a prospective employer, the Company shall state that you “served the Company with dedication and commitment and provided important clarity and stability in his capacity as Chief Financial Officer and well-served the interests of the Company and its shareholders.”

12.  Return of Property. Promptly following the execution of this Agreement, you will return to the Company: (i) all hard copy documents in your custody or control concerning the Company's business; (ii) all keys and access passes for Company facilities in your custody or control; and (iii) any credit card issued or provided to you by the Company. You agree not to access or allow any other individuals to access the Company’s computer and information systems following your Separation Date.

13.     Indemnification. Notwithstanding your separation from employment with the Company, the Company shall indemnify you to the fullest extent permitted by applicable law, and you will be entitled to the protection of any insurance policies Company maintains for the benefit of directors and officers of Company, at the same level that applies to the most senior active employees of the Company, with respect to all costs, charges and expenses, including attorneys’ fees, whatsoever incurred or sustained by you in connection with any action, suit or proceeding (other than any action, suit or proceeding brought by or in the name of Company against you) to which you may be made a party by reason of being or having been an officer or employee of Company or your serving or having served any other enterprise as a director, officer or employee at the request of Company. Such expenses shall be advanced to you as incurred, subject to your obligation to repay such advances if it is determined that you were not entitled to indemnification.

14.      Consideration. The consideration provided to you hereunder is not required by law, Company policy or otherwise, and you know of no other circumstances other than your agreeing to the terms of this letter agreement that would require the Company to provide such consideration.

15.      Legal Advice, Reliance. You represent and acknowledge: (i) that you have been allowed adequate time, of at least forty-five (45) days, to consider this letter agreement (which, if you sign this letter agreement prior to the expiration of such period, you have expressly agreed to waive); (ii) that you have been advised to consult with an attorney, and discuss all aspects of this letter agreement, before you sign it; (iii) that you have carefully read and fully understand all the provisions of this letter agreement, (iv) that you have voluntarily entered into this letter agreement, without pressure, duress or coercion; and (v) that you have not previously assigned or transferred or purported to assign or transfer, to any person or entity, any of the claims described in Section 10 hereof, any portion thereof, or any interest therein. You understand that if you request additional time to review the terms of this letter agreement, a reasonable extension of time will be granted to you.

16.      Miscellaneous.

a. No Violation of Law. You agree and acknowledge that this letter agreement is not and shall not be construed to be an admission by the Company of any violation of any federal, state or local statue, ordinance or regulation or of any duty owed by the Company to you.

b. Third Party Beneficiaries. All Releasees under this letter agreement who are not signatories to this letter agreement shall be deemed to be third party beneficiaries of this letter agreement to the same extent as if they were signatories hereto.

c. Withholding. The Company may withhold from any payments made or to be made under this letter agreement all federal, state, local or other applicable taxes as may be required by law.

d. Entire Agreement. This letter agreement constitutes the sole and complete understanding of you and the Company with respect to the subject matter hereof. Except to the extent expressly provided in this letter agreement, upon execution and delivery of this letter agreement, all prior agreements, plans, programs, understandings and arrangements are hereby terminated, and you, and the Company and its subsidiaries and affiliates, are fully, completely, irrevocably and forever discharged from any and all obligations set forth therein, pursuant thereto or arising therefrom. You and the Company represent to each other that in executing this letter agreement, you and the Company do not rely and have not relied upon any representation or statement not set forth herein made by any other person, with regard to the subject matter, basis or effect of this letter agreement.

e. Amendment; Waiver; Successors. No amendment, modification or alteration of the terms and provisions of this letter agreement shall be binding unless the same shall be in writing and duly executed by you and the Company. No waiver of any of the provisions of this letter agreement shall be deemed to or shall constitute a waiver of any other provision hereof. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof. This letter agreement shall be binding upon the parties hereto and their respective successors, transferees and assigns.

f. Electronic Signature. The parties agree to accept facsimile, scanned and copied signatures of this letter agreement as original signatures for all purposes and further agree to accept copied, scanned, electronic, and printed versions of this letter agreement which are fully signed as if it were an original.

g. Governing Law; Severability. This letter agreement will be governed by the laws of the State of Florida, without regard to its conflict of laws rules. In the event that any one or more of the provisions of this letter agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. The parties hereto agree that the covenants set forth in this letter agreement are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.

17.     Revocation Period. To accept the terms of this letter agreement, please date and sign this letter and return it to me. Once you do so, you will still have seven (7) additional days from the date you sign to revoke your acceptance (“revocation period”). If you decide to revoke this Agreement after signing and returning it, you must give me a written and signed statement of revocation or send it to me by fax, electronic mail, or registered mail. To be effective, the written revocation must be received by me no later than 5:00 pm Florida time on the seventh (7th) day after you have executed and returned this letter agreement. You understand that if you revoke this letter agreement, you will not be entitled to any payments or benefits hereunder. If you do not revoke during the seven-day revocation period, this Agreement will take effect on the eighth (8th) day after the date you the sign the Agreement.

*     *     *     *

If this letter agreement is acceptable, please return a signed and dated copy of this letter agreement to me.

Very truly yours,

LIGHTING SCIENCE GROUP CORPORATION

/s/ Richard Davis

By: Richard Davis, Chief Executive Officer

This letter agreement is Acknowledged and

Agreed to in its Entirety on this 8th     day

of July     , 2014

                 /s/ Thomas C. Shields

                             Thomas C. Shields